Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, is made as of January 31, 2007 (this “Agreement”), by and among MidOcean SBR Holdings, LLC, a Delaware limited liability company (“Parent”), Sbarro, Inc., a New York corporation and a wholly-owned subsidiary of Parent (the “Company” and, together with Parent, “Sbarro”), and Anthony Missano (“Executive”).

WHEREAS, Parent and Executive are parties to a preliminary term sheet for employment (the “Term Sheet”) dated November 22, 2006 and desire that this Employment Agreement supersede in its entirety said Term Sheet;

WHEREAS, each of Parent and the Company desire to employ Executive as its President of Business Development and Corporate Vice President, subject to the terms and conditions of this Agreement and its Exhibits; and

WHEREAS, each of Parent and the Company has determined that it is in the best interests of Parent and the Company to enter into this Agreement with Executive and Executive is willing to serve as an employee of Parent and the Company.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, the parties agree as follows:

1. Term. Executive’s employment by Sbarro hereunder shall commence effective as of the date hereof (the “Commencement Date”) and continue until the 2nd anniversary of the date hereof, unless earlier terminated as provided elsewhere in this Agreement (the period from the Commencement Date until the relevant employment termination date is referred to herein as the “Term”); provided that the Term shall renew automatically for successive one-year periods unless either party gives the other party written notice of its intentions not to renew this Agreement no later than 90 days prior to the expiration of the then current Term.

2. Duties.

2.1 Executive shall, during the Term, use his best efforts to faithfully perform the duties of President of Business Development and Corporate Vice President of Sbarro pursuant to which he shall assist in the overall management, implementation of strategy and the day-to-day operations and business of Parent and its subsidiaries (including the Company’s quick service, franchising, quick casual and strip center operations) in accordance with the budgets and business plans that have been approved by Parent’s Board of Directors (the “Parent Board”), shall have responsibility for the business development of Parent and its subsidiaries, and shall perform such other duties, commensurate with his position, as shall be specified and designated from time to time by the President and Chief Executive Officer, the Parent Board, or the Board of Directors of the Company (the “Company Board” and, together with the Parent Board, the “Boards”), as applicable. Executive shall, during the Term, devote his full business time, effort, skills and loyalty to effectively perform his duties and further the business of Sbarro; provided that Executive shall be permitted to (i) invest his personal assets and (ii) serve on any civic, community, charitable or corporate board to the extent that such activities, individually or in the aggregate, do not materially interfere with the conduct of Executive’s duties. Executive shall report directly to the President and Chief Executive Officer, and shall promptly disclose, at appropriate times, all material developments relating to Sbarro known to him so as to enable Sbarro to obtain the most effective use of Executive’s services and the business opportunities that come to Executive’s attention.

2.2 Executive shall be subject to the written rules, regulations and policies of Parent and the Company involving the general conduct of business of Sbarro in force from time to time, as applicable to senior executives of Parent or the Company, and shall adhere in all material respects to such applicable rules, regulations and policies; provided, however, that such rules, regulations and policies are not illegal and that Executive has been made aware thereof by delivery to him of a written document(s) containing such rules, regulations and policies. In performing Executive’s duties hereunder, Executive shall comply, in all material respects, with applicable laws, rules and regulations applicable to Parent and its subsidiaries and their businesses.

2.3 During the Term, and any time thereafter until the expiration of applicable statute of limitations, Executive agrees to fully cooperate in good faith and to the best of Executive’s ability with Sbarro in connection with all pending, potential or future claims, litigations, arbitrations, proceedings, investigations or actions involving or relating to Sbarro or their subsidiaries which directly or indirectly relate to any transaction, event or activity about which Executive has knowledge. Such cooperation shall include all assistance that Sbarro, its counselor, its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel at a mutually and reasonably convenient time and location (depending on the circumstances), providing factual information and material, and appearing or testifying as a witness. After the Term, Executive’s assistance shall be given telephonically, unless the same is not reasonably practicable, in which case such assistance shall be given in person (provided reasonable advance notice of the need for his assistance is given to the extent practicable). To the extent reasonably practicable (as determined by Sbarro in good faith), Sbarro will try to limit Executive’s participation to regular business hours. In any event, in making any request for such cooperation, Sbarro will take into consideration (i) the significance of the matters at issue in the claim, litigation, arbitration, proceeding, investigation or action and (ii) after the Term, Executive’s other personal and business commitments. Sbarro will reimburse Executive for all reasonably incurred expenses and costs actually incurred by him in connection with rendering assistance hereunder upon the submission of the appropriate documentation to Sbarro. Executive’s entitlement to reimbursement of such expenses and costs pursuant to this Section 2.3 shall in no way affect Executive’s rights to be indemnified and/or advanced expenses in accordance with Sbarro’s limited liability company or corporate documents, any applicable insurance policy, and/or in accordance with this Agreement.

2.4 Although Executive will perform his duties at the Company’s principal headquarters in the greater New York City metropolitan area, he understands that his responsibilities require substantial travel in connection with Sbarro’s national and international operations.

3. Compensation.

3.1 Base Salary. In consideration for acting as the President of Business Development and Corporate Vice President of the Company, the Company shall pay Executive during the Term a base salary, payable in accordance with the customary payroll practices of the Company, of $320,000 per annum, which amount may be increased (but not decreased) from time to time at the sole discretion of the Board (such amount, as may be so increased, the “Base Salary”).

3.2 Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) from the Company pursuant to such annual bonus plans as may be adopted by the Company Board for executive officers of the Company (as applicable, the “Annual Bonus Plan”). The Annual Bonus Plan shall be promptly established by the Company and shall specify Executive’s target bonus (the “Target Bonus”), which shall be earned based upon the Company Board’s determination, in its sole discretion, of the attainment of stated objectives (to be established by the Company Board with input from management, including Executive) and which may vary by executive class or executive. Executive, together with other members of management, shall develop and propose to the Boards a strategic business plan (containing, among other items and on a Company fiscal quarter basis, stated business objectives to be accomplished and an EBITDA goal) and a proposed budget no later than the regularly scheduled December meeting of the Boards of each year for the next succeeding fiscal year and in time for the Boards to consider, review, discuss, modify and approve for such next ensuing year (the “Strategic Business Plan”). The Annual Bonus, if any, will be paid to Executive by the Company promptly after the Company Board determines the amount payable to Executive, but in any event on or before May 1.

3.3 Withholding. All payments of compensation and benefits shall be subject to applicable withholding taxes and other legally required payroll deductions. Executive shall provide the Company with all information reasonably requested by the Company with respect thereto.

3.4 Benefits. Executive (and his eligible dependents) shall, during the Term, be entitled to participate in all of the Company’s employee benefits plans, to the extent permitted by the terms of each such plan, on the same terms and conditions made available to other executive level employees of the Company. Nothing herein shall be construed to require the Company to establish any plans not in existence on the date hereof, or to prevent the Company from modifying or terminating any such plans; provided that any modification or termination shall not adversely affect any accrued or vested benefits at the time of the modification or termination. Executive shall comply with the conditions attendant to coverage by such plans (which conditions shall be the same as applicable to participants in the plans generally). Executive affirms that, to his knowledge, he currently is in good health, with no chronic or recurring illness, is physically and mentally able to perform his duties under this Agreement and is insurable at normal rates.

3.5 Equity Compensation.

(a) Grant. In consideration for acting as the President of Business Development of Parent, Parent hereby grants Executive, as of the date hereof, 1,108.50 of its Class B Units (the “B Units”) and 1,048.50 of its Class C Units (the “C Units” and, together with the B Units, “Incentive Units”). Concurrently with the execution of this Agreement, Executive shall deliver to the Company an executed copy of the Amended and Restated Limited Liability Company Agreement of Parent, dated as of the date hereof (as the same may be amended from time to time, the “LLC Agreement”).

(b) Vesting and Forfeiture. The Incentive Units shall be subject to vesting and forfeiture as provided in Section 3.1(d) and (e) of the LLC Agreement.

(c) Repurchase. If Executive ceases to be employed by Sbarro for any reason, any vested Incentive Units, together with any other Units (as defined in the LLC Agreement) in Parent which Executive owns, shall be subject to purchase by Parent, at its option, and Executive shall be required to sell, as provided in Section 11.4 of the LLC Agreement.

(d) Put Right. In the event that Executive’s employment with Sbarro is terminated (i) by Sbarro without Cause (as defined below), (ii) by Executive with Good Reason (as defined below), (iii) as a result of Executive’s death or disability or (iv) as a result of the failure of Sbarro to renew the Term, as provided in Section 1, Executive shall have the right to put all or a portion of Executive’s Units to Parent, and Parent shall be required to purchase such Units, as provided in Section 11.5 of the LLC Agreement.

(e) Transfers. Executive’s Units shall be subject to the provisions governing transfers as provided in Article VIII of the LLC Agreement.

(f) Section 83(b) Election. With respect to the Incentive Units, within 30 days after the date hereof, Executive shall make a timely election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (in the form attached hereto as Exhibit B); provided that the fair market value of such Incentive Units for purposes of such election shall be reported as zero.

(g) Withholding of Taxes. Sbarro may withhold from amounts otherwise due or payable to Executive hereunder or under the LLC Agreement any amount in respect of taxes that Sbarro determines in good faith that it is required to withhold, in each case in connection with (a) any payment hereunder or pursuant to the LLC Agreement or (b) the transfer of any Units granted hereunder. Executive shall furnish such information as Sbarro requests to make any such determination of taxes.

3.6 Expenses. The Company shall pay, or reimburse Executive, in accordance with the applicable Company policy, for all reasonable out-of-pocket expenses actually incurred by Executive during the Term in the performance of Executive’s services under this Agreement. Executive shall submit proof of such expenses (including, in the case of reimbursements, proof of payment), with the properly completed forms as prescribed from time to time by the Company once each month; provided, however, that such proof is submitted within a reasonable time after such expenses have been so incurred (and, in the case of reimbursements, have been actually paid).

3.7 Vacation. During the Term, Executive shall be entitled to 4 weeks of annual vacation in accordance with the Company’s standard policies in effect from time to time regarding vacation time and accrual thereof. Vacation shall be taken at times when reasonably appropriate, given Executive’s responsibilities and consistent with the needs of Sbarro. Executive shall be entitled to sick and personal days in accordance with the Company’s policy and shall be entitled to such other perquisites as were provided to Executive by the Company prior to the date hereof.

3.8 Automobile. During the Term, the Company shall provide Executive, at Executive’s option, with either (i) a leased automobile with a lease cost of up to $1,250 per month (provided that, if Executive’s monthly lease payments are less than $1,250 per month, Executive shall be entitled to receive the difference in cash) or (ii) a monthly cash payment of $1,250 in lieu of a leased automobile, plus, in each case, the Company shall reimburse Executive for the costs of insurance (or, if Executive elects the automobile, the Company shall provide insurance for such vehicle under its automobile insurance policy in effect from time to time), repairs and gas (or, at Executive’s option, the Company shall provide Executive with a gasoline credit card for such vehicle).

4. Disability or Death.

4.1 Disability. If Executive fails, due to disability or incapacity, either physical or mental, to perform substantially and continuously all of the material and essential duties assigned to him for a period of more than 180 consecutive days or for 270 nonconsecutive days out of any consecutive 1 year period, Sbarro may terminate Executive’s employment by written notice to Executive delivered at least 10 calendar days prior to the effective date of his termination. The determination as to whether Executive is disabled or incapable of performing his duties hereunder shall be made by a disinterested physician jointly selected by Executive and the Parent Board; provided, however, that if a disinterested physician cannot be selected within 15 calendar days of Sbarro’s written request therefore, Sbarro shall have the right to request the Medical Society of Suffolk or Nassau County to select a qualified disinterested physician to conduct an appropriate examination and such physician’s determination as to Executive’s disability or incapacity shall be final and binding. Executive shall submit to examination by such physician at such reasonable times and places as may be requested by Sbarro, and any failure by Executive to submit to such examination schedule shall be deemed a binding admission by Executive of his disability or incapacity.

4.2 Death or Disability Termination Payments. Upon death or termination of employment by virtue of disability or incapacity, neither Executive, nor Executive’s estate, executors, administrators or beneficiaries in the case of the death of Executive, shall have any right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment other than (i) Base Salary earned and accrued under this Agreement prior to the effective date of termination, (ii) continuation of Base Salary for a period of 12 months; provided, however, that the Company may deduct there from any disability payments received by Executive from the Company or from insurance paid for by the Company, (iii) any then earned, but unpaid, Annual Bonus with respect to the year prior to the year in which termination occurs, and a pro rata Target Bonus for the portion of the year in which termination occurs, (iv) accrued benefits (including compensation for accrued vacation, sick and personal days) in accordance with and subject to the terms of Sbarro’s benefit plans and policies, and (v) reimbursement, in accordance with the terms of this Agreement, for business expenses properly incurred prior to the effective date of termination.

4.3 Payment After Death. In the event of Executive’s death, any payments by the Company shall be made to the executors or administrators of Executive’s estate upon the delivery of such documents as the Company may reasonably request confirming such person’s appointment and authority.

4.4 Termination of this Agreement. In the event of termination of Executive’s employment pursuant to this Article 4, this Agreement, except for the provisions of Section 3.5 “Equity Compensation” (and, for the avoidance of doubt, the provisions of the LLC Agreement referred to in such section), Section 4.2 “Termination Payments,” Section 4.3 “Payment After Death,” Article 6 “Restrictive Covenants” (to the extent applicable in accordance with its terms) and Article 7 “Other Provisions,” shall otherwise terminate upon (a) the effective date of the termination of employment if termination has been effected by disability or incapacity, and (b) upon Executive’s death, and Executive and his estate shall have no further rights hereunder.

5. Certain Terminations of Employment.

5.1 Termination for Cause. Sbarro may terminate Executive for Cause; provided, however, that either Parent or the Company has given prior written notice of such Cause to Executive (specifying in detail the nature of the Cause) and the same has not been cured in all material respects or waived by the Parent Board within 15 calendar days after the giving of such notice. During such time period, authorized representatives of the Parent Board will be available to meet with Executive (and Executive’s legal counsel if requested by Executive) upon 3 calendar days’ prior written notice, if requested by Executive, which meeting, may be held telephonically. As used in this Agreement, “Cause” means and shall be deemed to exist if, without the prior written consent of the Parent Board, Executive: (a) is convicted of, or pleads guilty or nolo contendere to, a felony (including fraud or embezzlement) or other crime involving moral turpitude; (b) while acting on behalf of Sbarro or otherwise in the performance of his duties for Sbarro, knowingly (i) submits false reports (whether oral or in writing) or lies to either of the Boards or (ii) commits a willful act of gross misconduct or gross negligence; (c) knowingly partakes of illegal substances; (d) engages in alcohol abuse to such an extent that Executive’s ability to properly fulfill his responsibilities to Sbarro in a manner reasonably expected is impaired in any material respect; (e) fails in any material respect to follow any written policy affecting all employees of Parent and/or the Company, which policy provides that such failure may result in termination of employment; or (f) fails to comply in any material respect with the lawful and reasonable written direction of either of the Boards.

5.2 Termination Without Cause. Sbarro may terminate Executive’s employment at any time, and for any reason or for no reason, upon 30 days’ prior written notice to Executive, which notice shall specify the effective date of such termination.

5.3 Termination for Any Reason or for Good Reason by Executive. Executive shall have the right to terminate his employment with Sbarro for any reason at any time upon 30 days’ prior written notice to Parent, which notice shall specify the effective date of such termination. In addition, Executive may terminate his employment with Sbarro for Good Reason; provided, however, that Executive has given, within 30 days of his obtaining knowledge of the event purported to constitute Good Reason, 30 calendar days prior written notice of such Good Reason to the Boards (specifying in detail the nature of the Good Reason) and the same shall not have been cured in all material respects or waived by Executive within such period of 30 calendar days. As used in this Agreement, “Good Reason” means and shall be deemed to exist if, without the prior express written consent of Executive: (a) Executive suffers a material change in his reporting obligations; (b) Executive suffers a material decrease in the duties or responsibilities associated with his titles and positions, as set forth in Section 2.1; (c) Executive’s Base Salary, Target Bonus or any future incentive equity opportunity provided by Sbarro after the date hereof (excluding, for the avoidance of doubt, the Incentive Units granted pursuant to Section 3.5 hereof, which are subject to vesting, forfeiture and other terms as set forth herein and in the LLC Agreement) is reduced; (d) the Company fails to pay Executive’s Base Salary, Annual Bonus or benefits to which Executive is entitled under Sections 3.2 or 3.4 when due; (e) the Company’s principal headquarters is relocated outside of the greater New York City metropolitan area; (f) either Parent or the Company sells, transfers or otherwise disposes of all or substantially all of its assets or business, and transfers its obligations under this Agreement to a successor, which successor fails to expressly assume in writing all of Sbarro’s obligations to Executive under this Agreement; or (g) the Parent Board provides notice to Executive pursuant to Section 1 of Sbarro’s election not to extend the Term.

5.4 Effects of Termination.

(a) Termination for Cause. Notwithstanding any other provision of this Agreement, if Sbarro terminates Executive’s employment for Cause, such action shall be without prejudice to any other rights or remedies that Sbarro may have at law or in equity; and Sbarro shall have no further obligation to Executive and Executive shall have no right to receive any compensation or benefit from Sbarro, on and after the effective date of such termination, other than: (i) Base Salary earned and accrued under this Agreement prior to such effective date of termination; (ii) accrued benefits (including compensation for accrued vacation) in accordance with and subject to the terms of Sbarro’s benefit plans and policies; (iii) any then earned, but unpaid, Annual Bonus with respect to the year prior to the year in which termination occurs, payable on its normal payment date; and (iv) reimbursement, in accordance with the terms of this Agreement, for business expenses properly incurred prior to the effective date of termination. This Agreement, except for the provisions of Section 3.5 “Equity Compensation” (and, for the avoidance of doubt, the provisions of the LLC Agreement referred to in such section), this Section 5.4(a), Article 6 “Restrictive Covenants” (to the extent applicable in accordance with its terms) and Article 7 “Other Provisions,” shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

(b) Termination Without Cause or for Good Reason. If Executive’s employment with Sbarro is terminated by Sbarro without Cause or by Executive for Good Reason,

Executive shall have no right to receive any compensation or benefit from Sbarro, whether under this Agreement or otherwise, on and after the effective date of the termination of employment other than: (i) Base Salary earned and accrued under this Agreement prior to the effective date of termination; (ii) accrued benefits (including compensation for accrued vacation, sick and personal days) in accordance with and subject to the terms of Sbarro’s benefit plans and policies; (iii) any then earned, but unpaid, Annual Bonus with respect to the year prior to the year in which termination occurs, payable on its normal payment date; (iv) the full Target Bonus established for Executive under the Annual Bonus Plan for the year in which termination occurs, payable on its normal payment date; (v) reimbursement, in accordance with the terms of this Agreement, for business expenses properly incurred prior to the effective date of termination; and (vi) a continuation of Base Salary and medical benefits (at the Company’s expense) for twelve (12) months. This Agreement, except for the provisions of Section 3.5 “Equity Compensation” (and, for the avoidance of doubt, the provisions of the LLC Agreement referred to in such section), this Section 5.4(b), Article 6 “Restrictive Covenants” (to the extent applicable in accordance with its terms) and Article 7 “Other Provisions,” shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

(c) Termination Without Good Reason. Notwithstanding any other provision of this Agreement, if Executive terminates his employment with Sbarro other than for Good Reason, Sbarro shall have no further obligation to Executive and Executive shall have no right to receive any compensation or benefit from Sbarro, on and after the effective date of such termination, other than: (i) Base Salary earned and accrued under this Agreement prior to such effective date of termination; (ii) accrued benefits (including compensation for accrued vacation, sick and personal days) in accordance with and subject to the terms of Sbarro’s benefit plans and policies; (iii) any then earned, but unpaid, Annual Bonus with respect to the year prior to the year in which termination occurs, payable on its normal payment date; and (iv) reimbursement, in accordance with the terms of this Agreement, for business expenses properly incurred prior to the effective date of termination. This Agreement, except for the provisions of this Section 5.4(c), Article 6 “Restrictive Covenants” (to the extent applicable in accordance with its terms) and Article 7 “Other Provisions,” shall otherwise terminate upon the effective date of the termination of employment and Executive shall have no further rights hereunder.

(d) Amounts payable under this Article 5 will be paid by the Company. The Company will be obligated to make the severance payments and provide such benefits as described in this Article 5 only if Executive has not breached, and only so long as Executive does not breach, his obligations under Article 6 of this Agreement and executes and delivers to the Company (and does not revoke) the General Release in the form attached hereto as Exhibit A.

6. Restrictive Covenants.

6.1 General Acknowledgment. Executive acknowledges that: (a) his employment by Sbarro, throughout the term of his employment, will bring him into close contact with many confidential affairs of Sbarro, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, recipes, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development; (b) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (c) the business of Sbarro is international in scope, its products and services are marketed throughout the world and Sbarro competes with other entities that are or could be located in nearly any part of the world; and (d) the nature of his services, position and expertise are such that he is capable of competing with Sbarro from nearly any location in the world. In recognition of the foregoing, Executive: (i) agrees that the restrictions contained in this Article 6 are necessary for the protection of the trade secrets, proprietary information and contractual relationships of Sbarro, and are considered by Executive to be reasonable for such purpose; (ii) agrees and acknowledges that the Equity Grant constitutes good and valuable consideration for the covenant and obligations incurred by Executive pursuant to this Article 6; and (iii) agrees that he shall not challenge the reasonability or enforceability of his covenants set forth in this Article 6. Executive agrees that any breach by him of this Article 6 will cause Sbarro substantial and irrevocable damage and, therefore, without limiting Sbarro’s rights under Section 6.6, in the event of any such breach, Executive agrees that, notwithstanding anything in Article 5 to the contrary, he shall forfeit his right to receive the balance of any compensation (other than Base Salary and Annual Bonus earned or accrued, but unpaid, under this Agreement prior to the date of termination and other than accrued or vested benefits in accordance with and subject to the terms of Sbarro’s benefit plans and policies) thereafter due him under this Agreement.

6.2 Non-Competition: Non-Solicitation.

(a) During the term of Executive’s employment with Sbarro and for a period of 1 year thereafter, Executive shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, executive, director, joint venture, investor, lender or in any other capacity whatsoever (other than solely as an inactive investor (i) holding not more than 2% of the outstanding publicly traded securities of an entity which is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) in such other enterprises as may be consented to in writing by the Parent Board, which consent shall not be unreasonably withheld or delayed), engage in the business of developing, producing, managing, consulting for, marketing or selling: (w) Italian motif quick service restaurants; (x) Italian motif quick casual restaurants; (y) Italian motif casual restaurants; or (z) restaurants that are competitive with any other type of restaurant operated by the Sbarro Group (as defined below) while Executive is employed by Sbarro.

(b) During the term of Executive’s employment with Sbarro and for a period equal to the period provided in Section 6.2(a), Executive shall not, directly or indirectly:

(i) solicit or induce, or attempt to induce, any other person or entity having any continuing or periodic contractual or non-contractual relationship with any member of the Sbarro Group to terminate, reduce or materially alter their relationship with, or otherwise cease negotiations and/or business activity with the Sbarro Group;

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any persons who had a contractual or non-contractual relationship with any member of the Sbarro Group or with whom with any member of the Sbarro Group was actively involved in negotiating any such relationship within 6 months of Executive’s effective date of termination of employment; or

(iii) until 1 year after Executive’s date of termination of employment, directly or indirectly, induce or attempt to induce to leave the employ of any member of the Sbarro Group, or solicit, employ, hire, or engage, or attempt to employ, hire or engage, any person who is employed by any member of the Sbarro Group at any time within 1 year prior to Executive’s date of termination.

(c) If any restriction set forth in this Section 6.2 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) Executive acknowledges that he is under no restriction of any nature with any third party which would limit him, in any way, whatsoever, from fully performing his duties under this Agreement.

6.3 Proprietary Information.

(a) Executive acknowledges and agrees that, due to the uniqueness of his position, information is available to him which is of such a highly confidential and proprietary nature as to constitute a trade secret, and any conduct by him which makes use of such information (except as part of the performance of his duties on behalf of Sbarro) would be a breach of his fiduciary duty to Sbarro. Accordingly, Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning Sbarro’s business or financial affairs or business methods received by him from any member of the Sbarro Group or of which he became aware during the term of his employment (collectively “Proprietary Information”), is and shall be the exclusive property of Sbarro. Except as may be required by law, a court of competent jurisdiction (including pursuant to a duly issued subpoena thereof) or a governmental agency (in any which event Executive shall promptly notify Sbarro thereof), and except as required in any litigation or other proceeding involving this Agreement, Executive shall not disclose any Proprietary Information to others outside of the Sbarro Group (except as part of the performance of his proper duties on behalf of Sbarro), or use the same for any unauthorized purposes, without written approval by the Parent Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of Executive.

(b) Executive agrees that all tangible material containing Proprietary Information, whether created by Executive pursuant to his employment and duties under this Agreement or otherwise, which shall come into his custody or possession during the term of his employment, shall be and is the exclusive property of Sbarro to be used by Executive only in the performance of his duties for Sbarro. Executive agrees to deliver promptly to Sbarro on termination of his employment, or at any other time that Sbarro may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to Sbarro’s business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, Sbarro and which he may then possess or have under his control. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to retain: (i) papers and other materials of a personal nature, including photographs, personal correspondence, personal diaries and rolodexes and personal files and phone books; (ii) information showing his compensation or relating to reimbursement of expenses; (iii) information that he reasonably believes may be needed for tax purposes; or (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with Sbarro.

(c) Executive agrees that he shall not disclose or use information, know how and records of the types set forth in paragraphs (a) and (b) of this Section which he knows or should know constitute proprietary information of any third party, and that such agreement does not, and shall not, limit him, in any way, whatsoever, from fully performing his duties under this Agreement.

6.4 Developments. Executive shall promptly disclose to Sbarro all processes, recipes, trademarks, copyrightable materials, inventions, improvements, discoveries and other information related to the business of any member of the Sbarro Group (collectively “Developments”) conceived, developed or acquired by him alone or with others during the Term, whether or not conceived during regular working hours, or through the use of Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of Sbarro and, upon request, Executive shall deliver to Sbarro all drawings, sketches, models, written information and materials, and other data and records relating to such Developments. In the event any such Developments shall be deemed by Sbarro to be patentable, trademarkable or copyrightable, Executive shall, at the expense of Sbarro, assist Sbarro in obtaining a patent or patents, a trademark or trademarks, and a copyright or copyrights thereon, and execute all documents and do all other things reasonably necessary or proper to obtain patents, trademarks and copyrights, as the case may be, domestic and foreign, and to vest Sbarro with full title thereto.

6.5 Non-disparagement. During his employment with Sbarro and thereafter, neither Executive nor Sbarro shall publish any statement, or make any statement under circumstances reasonably likely to become public, that is critical of Sbarro or its principals or executives, on the one hand, or Executive, on the other, or in any way adversely affecting or otherwise maligning the reputation and business of Sbarro or its principals or executives, on the one hand, or Executive, on the other. Notwithstanding the foregoing, nothing in this Section 6.5 shall prevent any person from (a) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (b) making any truthful statement to the extent (i) necessary in any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

6.6 Rights and Remedies upon Breach.

(a) Executive and Sbarro acknowledge and agree that a breach of any provision of Article 6 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages do not provide an adequate remedy. Therefore, if Executive or Sbarro breaches or threatens to commit a breach of any Restrictive Covenant, Sbarro or Executive, as applicable, shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which right and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Sbarro or Executive, as applicable, under law or in equity (including the recovery of damages):

(i) to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including the right to an entry against Executive or Sbarro, as applicable, of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) to require Executive to account for and pay over to Sbarro all compensation, profits, monies, accruals, increments or other benefits (collectively “Profits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants.

(b) The existence of any claim or cause of action by Executive or Sbarro, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

6.7 Definition of Sbarro Group. For purposes of this Article 6, the phrase “Sbarro Group” shall mean Parent and its direct or indirect subsidiaries and joint venture operations, and their respective successors and permitted assigns. Executive agrees that each such subsidiary, joint venture, successor and permitted assign is a third-party beneficiary of this Article 6.

7. Other Provisions.

7.1 Severability. Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any provision of this Agreement, including any Restrictive Covenant, or any part thereof, is invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. If any Restrictive Covenant shall be held invalid or unenforceable because of its duration, geographic scope, or for any other reason, Parent, the Company and Executive agree that the court making such determination shall have the power to modify such provision, whether by limiting the geographic scope, reducing the duration, or otherwise, to the minimum extent necessary to make such term or provision valid and enforceable, and such term or provision shall be enforceable in such modified form.

7.2 Enforcement. Any action brought to enforce any of the provisions of this Agreement shall be brought solely in the New York State Supreme Court, Suffolk County or the United States District Court for the Eastern District of New York, and the parties consent and agree to the exclusive jurisdiction of such Court. The parties irrevocably agree that (i) all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) not to commence any action, suit or proceeding relating to this Agreement or any transaction except in such courts. Each party hereby waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) he or it is not personally subject to the jurisdiction of any such court, (b) he or it is immune from any legal process with respect to him or his, or it or its, property (and further irrevocably agrees that service of process and all other legal process may be delivered in accordance with the provisions of Section 7.4 of this Agreement and that such service shall be sufficient for all purposes of applicable law), or (c) jurisdiction or venue for any such suit, action or proceeding is improper or that any such suit, action or proceeding is brought in an inconvenient forum.

7.3 Indemnification. Concurrently with the execution of this Agreement, Executive, Parent and the Company will enter into an indemnification and expense reimbursement agreement (the “Indemnification Agreement”), with respect to the terms of Sbarro’s agreement to indemnify Executive, which agreement will be consistent with the indemnification agreements entered into by Sbarro with other executive officers and directors of Sbarro. Sbarro shall cover Executive under an officer’s and director’s insurance policy with at least the same coverage (as to scope and amount) as provided by Sbarro to other directors and officers of Sbarro.

7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable overnight courier, or mailed (certified or registered mail, return receipt requested):

If to the Parent to:

c/o MidOcean Partners

320 Park Avenue

Suite 1700

New York, NY 10022

Attention:	Robert Sharp
Nicky McGrane

With a copy to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attention:	Mark Director, Esq.

If to Sbarro to:

Sbarro, Inc.

401 Broad Hollow Road

Melville, New York 11747

Attention:	Stuart M. Steinberg, Esq.

If to Executive to:

Executive’s most recent residence address as set forth in

Executive’s records in the Company’s personnel department

With a copy to:

Bachelder Law Offices

780 Third Avenue

New York, New York 10017

Attention:	Bradley P. Cost, Esq.

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given and received on the date on which so hand-delivered or delivered by overnight courier (unless not received during a business day in which event receipt shall be deemed to occur on the next occurring business day) or, if mailed, on the business day actually delivered, except for a notice of change of address which shall be effective only upon receipt; provided, however, that if any notice is refused, then the date such notice shall be deemed to have been given and received shall be on the date of refusal thereof.

7.5 Entire Agreement. This Agreement, together with Exhibits A and B annexed hereto, the Indemnification Agreement and, with respect to the Incentive Units, the LLC Agreement contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements, written or oral, with respect thereto, including the Term Sheet dated November 22, 2006 between Parent and Executive.

7.6 Waivers and Amendments. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege nor any single or partial exercise as any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.

7.8 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive other than to his heirs and beneficiaries; any other purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of Parent’s or of the Company’s assets or business, whether by merger, consolidation or otherwise, Sbarro may assign this Agreement and their rights hereunder to the party acquiring such assets or business.

7.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.10 Survival. In addition to the provisions as to which survival is specifically provided for elsewhere in this Agreement, Section 2.3, Article 6 and Article 7 shall survive termination of this Agreement.

7.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.12 Tax Matters.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with Sbarro (or termination thereof) would subject Executive to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and if the net-after tax amount (taking into account all applicable taxes payable by Executive, including any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced.

(b) The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including any such regulations or other guidance that may be issued after the Commencement Date (collectively, “Code Section 409A”). In the event that Sbarro or Executive reasonably determines that any amounts payable hereunder shall be taxable to Executive under Code Section 409A, the parties shall negotiate in good faith modifications to this Agreement that are intended to preserve the intended tax treatment of the benefits provided by this Agreement; provided that (i) Sbarro shall not be required to take any action that causes Sbarro or their affiliates to incur any additional expense or to accelerate any payment or benefit provided to Executive under this Agreement and (ii) Sbarro and its affiliates shall have no obligation to pay, reimburse or indemnify Executive for any tax, penalty, interest or other expense incurred under or pursuant to Code Section 409A.

7.13 No Conflict. Executive represents and warrants to Sbarro that this Agreement is legal, valid and binding upon him and the execution of this Agreement and the performance of his obligations hereunder does not and shall not constitute a breach of, or conflict with, the terms or provisions of, any agreement or understanding to which Executive is a party (including any other employment agreement). Sbarro represents and warrants to Executive that this Agreement is legal, valid and binding upon each of Parent and the Company and the execution of this Agreement and the performance of Sbarro’s obligations hereunder do not and shall not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which Parent or the Company is a party.

7.14 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but both such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MidOcean SBR Holdings, LLC

/s/ Anthony Missano	By:	/s/ Anthony Puglisi
Anthony Missano		Name:
Title:

Sbarro, Inc.

	By:	/s/ Peter Beaudrault
Name:
Title:

Exhibit A

RELEASE

Pursuant to the terms of the Employment Agreement dated as of January 31, 2007 between MidOcean SBR Holdings, LLC, with offices c/o MidOcean Partners, 320 Park Avenue, Suite 1700, New York, NY 10022 (“Parent”), Sbarro, Inc., with offices at 401 Broad Hollow Road Melville, New York 11747 (the “Company” and, together with Parent, “Sbarro”), and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant to Article 5 of the Agreement, I, Anthony Missano, being of lawful age, do hereby release and forever discharge Sbarro and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), which in any way relate to or arise out of my employment with Sbarro or any of its subsidiaries or affiliates or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including Claims related to any stock options or other benefits (including the Incentive Units granted pursuant to Section 3.5 of the Agreement except to the extent payable at the time of termination of employment under Article 5 of the Agreement) held by me or granted to me by Sbarro that are scheduled to vest subsequent to my termination of employment and Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, each as amended through and including the date of this Release (with the exception of Claims that may arise outside of this Agreement and from events that occur after the date I sign this Release); provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit, action or claim against any person or entity released hereunder to enforce its obligations under the Agreement or the Amended and Restated Limited Liability Company Agreement of Parent. Anything to the contrary notwithstanding in this Release or the Agreement, nothing herein shall release Sbarro from any claims or damages based on: (i) any right or claim that arises after the date of this Release; (ii) any right I may have to accrued or vested (and unpaid) benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of Sbarro; (iii) my eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of Sbarro or any applicable insurance policy, with respect to any liability I incur or incurred as an employee or officer of Sbarro; or (iv) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I and any person or entity released herein are jointly liable.

I acknowledge that I have been given at least 21 days from the day I received a copy of this release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this release for 7 days following my signing. This release shall not become effective or enforceable until the expiration of the 7-day period following the date it is signed by me.

I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAYBE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

WITNESS my hand this      day of                     ,         .

Anthony Missano

Exhibit B

PROTECTIVE ELECTION TO INCLUDE MEMBERSHIP

INTEREST IN GROSS INCOME PURSUANT TO

SECTION 83(b) OF THE INTERNAL REVENUE CODE

On January 31, 2007, the undersigned was granted 1,108.50 Class B Units and 1,048.50 Class C Units of limited liability company interest (the “Incentive Units”) of MidOcean SBR Holdings, LLC, a Delaware limited liability company (the “Company”). Pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, the undersigned is entitled to an interest in Company profits.

Under certain circumstances, pursuant to the Amended and Restated Limited Liability Agreement of the Company, the Incentive Units may be forfeited by the undersigned. Hence the Incentive Units are subject to a substantial risk of forfeiture.

Based on current Treasury Regulation §1.721-1(b), Proposed Treasury Regulation §1.721-1(b)(1), and Revenue Procedure 93-27, the undersigned does not believe that issuance of the Incentive Units to the undersigned is subject to the provisions of §83 of the Internal Revenue Code (the “Code”). In the event that the granting of the Incentive Units is so treated, however, the undersigned desires to make an election to have the receipt of the Incentive Units taxed under the provisions of Code §83(b) at the time the undersigned acquired the Incentive Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Incentive Units, to report as taxable income for the calendar year 2007 the excess (if any) of the value of the Incentive Units on January 31, 2007, over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

I.	The name, address and taxpayer identification number of the undersigned:

SSN: XXX-XX-XXXX

II.	A description of the property with respect to which the election is being made: 1,108.50 Class B Units and 1,048.50 Class C Units entitling the undersigned to an interest in the Company’s profits.

III.	The date on which the Incentive Units were transferred: January 31, 2007. The taxable year for which such election is made: 2007.

IV.

The restriction to which the property is subject: The Incentive Units are unvested at issuance and vest, in the case of the Class B Units, in equal amounts on each of the first five anniversaries of the date of issuance of such Incentive Units, and, in the case of the Class C Units, in equal amounts on each of the first five anniversaries of the date of issuance of such Incentive Units, so long as the required performance target has been met. In the event that the undersigned’s employment with the Company and its Subsidiaries terminates, any unvested Incentive Units will be forfeited.

V.	The fair market value on January 31, 2007, of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27: $0.

VI.	The amount paid or to be paid for such property: $0.

*    *    *    *    *

A copy of this election is being furnished to the Company pursuant to Treasury Regulation § 1.83-2(e)(7). A copy of this election will be submitted with the 2007 federal income tax return of the undersigned pursuant to Treasury Regulation § 1.83-2(c).

Dated:                             , 2007

Anthony Missano